EXHIBIT 99.1

BOSTON SCIENTIFIC TO PROVIDE INFORMATION
TO HOUSE COMMITTEE
ON OVERSIGHT AND GOVERNMENT REFORM

Natick, MA (March 5, 2007) -- Boston Scientific Corporation (NYSE: BSX) released the following statement today in response to a request for information relating to its TAXUS® paclitaxel-eluting coronary stents from Representative Henry A. Waxman, Chairman of the Committee on Oversight and Government Reform of the U.S. House of Representatives.

“We look forward to providing the Committee the information it has requested.   As the leading maker of drug-eluting stents in the United States, we have been -- and remain -- committed to providing physicians, patients and loved ones the information they need to make informed treatment decisions.”

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit www.bostonscientific.com.

This press release contains forward-looking statements. Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

CONTACT:
Paul Donovan
508-650-8541 (Office)
508-667-5165 (Mobile)
Media Relations
Boston Scientific Corporation

Dan Brennan
508-650-8538 (Office)
617-459-2703 (Mobile)
Investor Relations
Boston Scientific Corporation